First Trust Exchange-Traded Fund
                       120 East Liberty Drive, Suite 400
                            Wheaton, Illinois 60187


                                 July 24, 2017


VIA EDGAR CORRESPONDENCE
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549


       Re: The First Trust Dow 30 Equal Weight ETF (the "Fund")

Ladies and Gentlemen:

      The undersigned, First Trust Exchange-Traded Fund (the "Registrant") and First Trust Portfolios L.P., the principal underwriter of the Fund, pursuant to the provisions of Rule 461 of the General Rules and Conditions of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, hereby respectfully request that the Commission grant acceleration of the effectiveness of Post-Effective Amendment No. 96 to the Registrant's Registration Statement on Form N-1A (Registration No. 333-125751), filed on
July 24, 2017, so that the same may become effective at 12:00 p.m., Eastern
Time on July 28, 2017 or as soon thereafter as practicable.

                               Very truly yours,

                               First Trust Exchange-Traded Fund


                               By:  /s/ W. Scott Jardine, Secretary
                                    ---------------------------------
                                        W. Scott Jardine, Secretary

                               First Trust Portfolios L.P.


                               By:  /s/ W. Scott Jardine, Secretary
                                    ---------------------------------
                                        W. Scott Jardine, Secretary